Exhibit (c)(8)

DISCUSSION MATERIALS

October 2, 2011

PERELLA WEINBERG PARTNERS

SELECTED TRANSACTION TERMS

ACQUIROR	▪ Angel Holdings LLC ("Parent")
TRANSACTION STRUCTURE	▪ Merger of Angel Acquisition Corp. ("Merger Sub") with and into C&D Technologies Inc. (the "Company")
TRANSACTION VALUE	▪ $9.75 per share (the "Consideration") ▪ $150 million in equity value [(1)] ▪ $217 million in enterprise value [(2)]
FORM OF CONSIDERATION	▪ Cash
FINANCING	▪ Funds to be provided by Parent ▪ No financing condition
CLOSING CONDITIONS	▪ Customary

Source: Merger agreement received from Potter, Anderson & Corroon LLP on October 1, 2011

Notes: (1) Assumes fully diluted shares of 15.379 million: 15.197 million common shares as of July 31, 2011 and 1.253 million options outstanding with a weighted average exercise price of $14.47 as of September 30, 2011; dilutive impact of in-the-money options calculated using the treasury stock method

(2) Assumes total debt of $61 million, cash of $7 million and minority interest of $13 million as of July 31, 2011, per Company filings

SHARE PRICE DEVELOPMENTS


AG Offer
(June 16, 2011)
Preliminary Financial Analysis
(August 1, 2011)
$10.00
$9.00
$8.00
$7.00
$9.75
$9.50
$7.42
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Relative share price performance since announcement
C&D (10.0%)
S&P (10.6%)
EnerSys (36.0%)
Exide (43.7%)
Jun-15
Jul-05
Jul-25
Aug-14
Sep-03
Sep-23
Relative share price performance since August 1st
S&P (12.1%)
C&D (20.2%)
EnerSys (35.4%)
Exide (44.4%)

Source: FactSet as of September 30, 2011

PERELLA WEINBERG PARTNERS

SELECTED COMPARABLE TRADING MULTIPLES

STOCK PRICE PERFORMANCE


(36.0%)
$31.26
$20.02
(43.7%)
$7.10
$4.00
(10.0%)
$8.24
$7.42
EnerSys
Exide
C&D

2012E EBITDA ESTIMATES


(1.0%)
$269
$266
3.3%
$279
$289
EnerSys
Exide

EV / 2012E EBITDA


(39.8%)
7.3x
4.4x
(21.6%)
4.2x
3.3x
(7.5%)
5.0x
4.6x
EnerSys
Exide
C&D
Unaffected Date (June 15, 2011)
Current

Source: FactSet as of June 15, 2011 and September 30, 2011, company filings, Wall Street research and Management estimates

C&D TECHNOLOGIES TRADING SUMMARY

($ in millions, except per share figures)

		Unaffected (June 15, 2011)	Initial Offer (June 16, 2011)	Final Offer (August 30, 2011)
Price per share		$8.24	$9.50	$9.75
Premium / (Discount) to:	**Price**			
Current (Sep-30-2011)	$7.42	11.1%	28.0%	31.4%
Unaffected (Jun-15-2011)	8.24	--	15.3%	18.3%
Diluted Shares Outstanding		15.2	15.4	15.4
Equity Value		**$125**	**$146**	**$150**
Plus: Net Debt (1)		67	67	67
GAAP Enterprise Value		**$192**	**$213**	**$217**
Plus: After-Tax Underfunded Pension Obligation (2)		23	23	23
Pension Adjusted Enterprise Value		**$215**	**$236**	**$240**
GAAP TRADING MULTIPLES	**Metric**			
EV / CY 2011E (FY 2012E) EBITDA	$24	8.1x	9.0x	9.2x
EV / NTM EBITDA	33	5.7x	6.4x	6.5x
EV / CY 2012E (FY 2013E) EBITDA	39	4.9x	5.4x	5.5x
PENSION ADJUSTED TRADING MULTIPLES (3)				
EV / CY 2011E (FY 2012E) EBITDA	$27	8.1x	8.8x	9.0x
EV / NTM EBITDA	36	5.9x	6.5x	6.6x
EV / CY 2012E (FY 2013E) EBITDA	42	5.1x	5.6x	5.7x

Sources: Company filings, Management estimates

Notes: (1) Represents total debt of $61 million, cash of $7 million and minority interest of $13 million as of July 31, 2011

(2) Represents underfunded pension obligation of $32 million tax effected at assumed 35% tax rate plus other post employment benefit obligation of $2 million (as of January 31, 2011, per Company filings)

(3) EBITDA is adjusted for the periodic benefit cost net of service cost for pension obligations and other postretirement benefits

PREMIUMS PAID ANALYSIS

U.S. MINORITY SQUEEZE-OUT TARGETS, DEAL VALUE OVER $10 MILLION


LAST 5 YEARS
LAST 10 YEARS
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
44.2%
28.7%
11.4%
47.7%
28.6%
8.4%
46.9%
29.0%
12.5%
AG Offer Premium to Current: 31%
AG Offer Premium to Unaffected: 18%
39.8%
25.5%
11.7%
40.9%
25.8%
12.3%
44.1%
25.7%
11.5%
Range from 1st to 3rd Quartile
Median
1-Day
1-Week
1-Month
1-Day
1-Week
1-Month
2011YTD, 2
2010, 4
2009, 9
2008, 5
2007, 5
2006, 8
2011YTD, 2
2010, 4
2009, 9
2008, 5
2007, 5
2006, 8
2001-2005, 61

33 Transactions Total

94 Transactions Total

PERELLA WEINBERG PARTNERS

Source: Dealogic, FactSet

LEGAL NOTICE

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